Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

CryoLife D. Ashley Lee Executive Vice President, Chief Financial Officer and Chief Operating Officer Phone: 770-419-3355	The Ruth Group Nick Laudico / Zack Kubow 646-536-7030 / 7020 nlaudico@theruthgroup.com zkubow@theruthgroup.com

CryoLife Announces Sale of HeRO Graft to Merit Medical Systems

Atlanta, GA – (February 4,  2016) – CryoLife, Inc. (NYSE: CRY),  a leading medical device and tissue processing company focused on cardiac surgery,  announced today that it sold its HeRO Graft product line to Merit Medical Systems, Inc. (NASDAQ: MMSI) for $18.5 million in cash.

J. Patrick Mackin, Chairman, President, and Chief Executive Officer of CryoLife, said, “The recent acquisition of On-X Life Technologies strengthened our strategic focus on aortic and mitral valve repair and replacement surgery.  The transaction more than doubled our U.S. cardiac surgery sales force.   The sale of the HeRO Graft product line will allow our commercial organization to have a greater focus on selling our expanded portfolio of cardiac surgery products.”

Mr. Mackin added, “We believe this transaction represents a positive opportunity for both companies.  The HeRO Graft is a unique product within the dialysis continuum of care and it is proven to reduce bacteremia rates by 69% as compared to patients with tunneled dialysis catheters.  Merit has a complementary portfolio of vascular access and dialysis related products, with corresponding customer relationships, putting them in a strong position to broaden HeRO Graft access for patients with end-stage renal disease.”

Under terms of the agreement, Merit acquired the HeRO Graft product line, including worldwide marketing rights, customer relationships, intellectual property, equipment, and inventory.   CryoLife will continue to manufacture the HeRO Graft for up to six months under a transition supply agreement, after which Merit will be responsible for manufacturing. For the year ended December 31, 2015, CryoLife’s HeRO Graft revenue was $7.5 million.

D.  Ashley Lee, Executive Vice President, Chief Operating Officer, and  Chief Financial Officer of CryoLife, said, “We expect to utilize the cash proceeds from the sale to pay down our $75 million term loan that we secured as part of our recent acquisition of On-X and for general corporate purposes.  We plan to issue our initial 2016 financial guidance in connection with our 2015 year-end earnings announcement, which is currently scheduled for February 16, 2016.”

About CryoLife

Headquartered in suburban Atlanta, Georgia,  CryoLife is a leader in the manufacturing, processing, and distribution of implantable living tissues and medical devices used in cardiac surgical procedures.  CryoLife markets and sells products in more than 75 countries worldwide.  For additional information about CryoLife, visit our website, www.cryolife.com.

Statements made in this press release that look forward in time or that express management's beliefs, expectations, or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements reflect the views of management at the time such statements are made.  These statements include those regarding CryoLife’s ability to have a greater focus on selling its expanded portfolio of cardiac surgery products;  CryoLife’s obligation to continue to manufacture the HeRO Graft for up to six months; Merit’s assumption of the responsibility to manufacture the HeRO Graft after the six-month transition period; and the timing of the issuance of our initial 2016 financial guidance. These forward-looking statements are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations These risks and uncertainties include that the expected market opportunities for mechanical heart valves may be incorrect and/or may shrink due to factors beyond our control; and the expected benefits of focusing market opportunities may be incorrect.  These risks and uncertainties include the risk factors detailed in our Securities and Exchange Commission filings, including our Form 10-K for the year ended December 31, 2014 and our subsequent filings with the SEC. CryoLife does not undertake to update its forward-looking statements.